EXHIBIT 11

                             UNISYS CORPORATION
              STATEMENT OF COMPUTATION OF EARNINGS PER SHARE
             FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997
                                (UNAUDITED)
                      (Millions, except share data)
                                                  1998             1997
                                               -----------     -----------
Basic Earnings Per Common Share

Net income                                     $      62.7     $      19.3
Less dividends on preferred shares              (     26.7)     (     30.1)
                                               -----------     -----------
Net income (loss) available to common
  stockholders                                 $      36.0     $(     10.8)
                                               ===========     ===========

Weighted average shares                        248,586,237     172,999,549
                                               ===========     ===========
Basic earnings per share                       $       .14     $(      .06)
                                               ===========     ===========

Diluted Earnings Per Common Share

Net income (loss) available to common
  stockholders                                 $      36.0     $(     10.8)
Plus impact of assumed conversions
  Interest expense on 8 1/4% Convertible Notes
    due 2006, net of tax                                .4
                                               -----------     -----------
Net income (loss) available to common
  stockholders plus assumed conversions        $      36.4     $(     10.8)
                                               ===========     ===========

Weighted average shares                        248,586,237     172,999,549
Plus incremental shares from assumed
  conversions
  Employee stock plans                          10,205,990
  8 1/4% Convertible Notes due 2006              4,040,847
                                               -----------     -----------
Adjusted weighted average shares               262,833,074     172,999,549
                                               ===========     ===========
Diluted earnings per share
                                               $       .14     $(      .06)
                                               ===========     ===========

The average shares listed below were not included in the computation of diluted earnings per share because to do so would have been antidilutive for the periods presented.

  Employee stock plans                                           1,370,313
  8 1/4% convertible notes due 2006                             43,490,909
  8 1/4% convertible notes due 2000                             33,697,387
  Series A preferred stock                      47,450,272      47,454,135

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